Exhibit 10.13

Agreement on the International Education Resources Services for the

Sino-New Zealand Cooperation Program of preschool education

major in Fujian Preschool Education College

Date of signature of this Agreement: Aug. 2016

Both parties of signature of this Agreement:

Party A: Fujian Preschool Education College

Address: No. 89, Chang’an Road Cangshan District, Fuzhou City, Fujian Province

Legal representative: Zheng Jiancheng

ID card No.:

Party B: China Liberal (Beijing) Education Technology Development Co., Ltd.

Address: Room 1206, Business Building, Jingguang Center, Chaoyang district, Beijing

Legal representative: Lin Yiyi

ID card No.:

Whereas:

Fujian Preschool Education College approves and reviews the startup of a Sino-New Zealand Cooperation Program (hereafter referred to as Sino-New Zealand Program) in preschool education of Provincial Education Department, China Liberal (Beijing) Education Technology Development Co., Ltd. with high-quality international education resources and high-tech education software resources. It can provide international resources and high-tech education software for new projects of Party A (Sino-New Zealand Program), introducing the professional international cooperative education project resources to Party A in light of the major of Educational, Artistic, Foreign Language, etc. Assisting Party A to carry out academic exchange activities such as Teachers’ Training, Overseas Study Tour and Summer Camps.

After amicable negotiation between the two parties, we are now providing international course teachers for Party A’s new programs by Party B in accordance with the needs of party A’s “Sino- New Zealand Program”, introducing high-tech education software, assisting Teachers’ Training, offering study abroad services, etc. (other cooperation matters will be discussed separately), and based on the cooperative school agreement between Party A and the New Zealand Tertiary College (“NZTC”), we have reached the following agreements:

I. Service Content

1. Party B provides Party A with international education resource service and high-tech education software resource service. Each party assigns one specially-assigned person to carry out the handover process. Both parties regularly give a feedback to teachers’ teaching method to constantly improve the quality of teaching, ensure its effect to maintain the reputation of the school and protect the interests of the educatee.

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2. According to the relevant requirements of NZTC on English teaching, Party B designs English teaching plan for the Sino-New Zealand program and provides Party A with a full set of outlines and textbooks for teaching English (including IELTS). Party A should pay the textbook fees to Party B separately. Party B should issue a formal invoice to Party A. This Reinforcement English Course will be taught jointly by Chinese and foreign teachers in a small class. Party B is responsible for foreign teachers in 5 English courses General English (Oral English 1), General English (Oral English 2), Academic English (Oral English 1), Academic English (Oral English 2), Academic English (Writing 2), related expenses of foreign teachers(including salary allowance, courses reward, travel subsidy, medical examination fee, visa fee, insurance premium, etc.) all shall be responsible by Party B. Party A shall choose a specially-assigned person to communicate the progress of teaching with Party B to ensure the quality of English teaching.

3. Party B provides Party A with its independently developed high-tech educational software (China Liberal “My Textbook” [student’s end]/ “My Course” [teacher’s end]. Party A shall apply the software to the English course in Sino-New Zealand program and complete the English teaching programs according to the teaching software in the three periods before class, during class and after class. Party B is responsible for resolving software failures, missed content, version updates and other related issues that occur when using the software.

4. Party B is responsible for providing Party A with 10 professional courses in New Zealand Tertiary College (“NZTC”) which is related to teachers and teaching of the full set of outline and official publication, the course is listed as follows:

The third semester

A001	Introduction to Learning Online

BEdll4C6	Early Childhood Writing and Research 1 (10 credits)

BEdl21C6	Play as a Framework for Learning (10 credits)

BEdl22C6	Planning and Learning (15 credits)

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The fourth semester

BEdl32C6	Positive Child Guidance (10 credits)

BEd214C6	Early Childhood Writing and Research 2 (10 credits)

BEd221C6	Early Childhood Curriculum 1 (15 credits)

The fifth semester

BEd231C6	Lifespan Studies 2 (15 credits)

BEd202C6	Infants and Toddlers (15 credits)

BEd222C6	Early Childhood Curriculum 2 (15 credits)

5. 10 NZTC professional course teachers chosen by Party B can be NZTC full-time teachers, or those who have teaching qualifications of NZTC. NZTC full-time teachers go to the location of Party A’s school to teach students in Sino-New Zealand program 3 weeks every term. The rest is taught by NZTC teachers. The teacher’s expenses shall be paid by Party B.

6. Party A provides offices and realia for the teachers and managers sent by Party B and China visa for foreign teachers chosen by Party B (foreign teachers’ insurances, physical examination and other certificates shall be provided by party B). Party B shall provide the services of booking and the arrangement for accommodation of foreign teachers, airport transferring, and the related fees shall be borne by Party B.

7. Party A can send excellent teachers for overseas training. The expenses of training, travel, accommodation and other related expenses shall be paid by Party A. Party B provides assistance to the excellent teachers selected by Party A to overseas training.

8. Party B assists Party A in carrying out international exchanges and cooperation, introducing Educational, Artistic, Foreign Language and other professional resources of running Chinese-foreign cooperative running program, providing short-term experience and learning, summer camp and other academic exchange activities, offering the professional service of studying abroad for students who want to further their study abroad. And it is the only partner to study abroad. Party A shall assist Party B to carry out work and procedures for Sino-New Zealand program for students study abroad, such as the convening of Study Abroad Seminar and Overseas Study Lecture, providing the certificate concerning political examination, scores and academic credential.

9. Party B can provide practical training services and employment opportunities for students of Sino-New Zealand in the kindergarten affiliated by Party B.

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10. Party A completes the assessment task of Sino-Foreign Cooperative school-running in Fujian Province together with Party B, including self-assessment reports and assessment indicators, connotation report, information collection, administrative examination and approval documents, Sino-Foreign cooperative school agreement and other materials.

II. Service Expense

1. Entrusted by the New Zealand Tertiary College, Party B collects 50% of the income from Party A paid to the New Zealand Tertiary College. The payment needs to be made as per the actual situation, which is RMB 9,000 per student each academic year (RMB 9,000). Party B shall issue a formal invoice to Party A. The agreement between Party A and the New Zealand Tertiary College is attached as the attachment of this agreement.

2. The income tax is paid by each party after deducting school running cost.

3. Any other payments shall not be paid by Party B to Party A except the fees charged by the New Zealand Tertiary College as mentioned above.

III. Agreement Duration, Default Responsibility, Dispute Resolution and Confidentiality Agreement

1. Agreement duration

1) This agreement shall come into effect on the date of signing. This agreement is especially for offering the services for the students of Sino-New Zealand Program in 2016 Grades with the cooperation period of 3 years (Sep. 2016-Jul. 2019). The cooperation matters at that time will be separately determined by the two parties through their mutual negations. If there is no contract extension, this agreement shall automatically terminate on the graduation date of the student in Jul. 2019.

2) As political reasons, natural disasters, wars and other unforeseeable factors, or force majeure (Such as policy reasons) for which the occurrence and consequences are unpreventable and unavoidable, the agreement is affected and can’t be implemented as the predetermined conditions. The disputing party shall notify the other party without any delay and provide detailed information and valid documentary evidence within thirty days. When this performance agreement is influenced or the agreement is terminated by force majeure, both parties shall make proper arrangement for the students involved in this educational program, and lower students’ losses to the minimum level.

2. Affirmation and compensation of responsibility for breach of contract

1) Either party that fails to fulfill the responsibilities and obligations as per the predetermined time, manner and requirement of this agreement shall be deemed as a breach of agreement;

2) If the program objective cannot be achieved or economic losses are caused to the observant party due to the breaching action of the defaulting party, the defaulting party shall take corresponding compensation responsibility. The defaulting party shall independently bear the corresponding legal responsibility in case of violating the legal rights and interests of the students of the education program or the society as well as violating the Chinese laws and government decrees due to his/her nonperformance and misconduct.

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3) If the defaulting party is required to undertake joint compensation liability due to any third-party dispute which is incurred by the default party’s noncompliance or misconduct, the unaccountable party has the right to require the breach or misconduct party to make corresponding compensation.

4) Party A’s shall make compensates to the students’ losses in case of Party A violating the contract or getting involved in the infringement behaviors. Party A has no obligation to make compensation for students’ loss caused by Party B’s default. The students’ loss caused by party B’s default shall be compensated by Party B.

3. Confidentiality of agreement

1) Both parties are obliged to keep the contents of the agreement confidential from the date when it drafts, revises and signs. Without the consent of the other party, neither party shall disclose the contents of the agreement to any third party, otherwise it will constitute a breach of contract. The Non-responsible party shall have the right to terminate the contract and the defaulting party should bear the corresponding liability and indemnify the loss.

4. Settlement of disputes

1) In the process of agreement implementation, the important matters to be informed to each other shall be prepared in written form and the content of written form prevails.

2) In the event of any dispute occurring during the agreement implementation, Party A and Party B shall settle this dispute through mutual negotiation. Any dispute fails to be solved can be proposed as a lawsuit by any party in the People’s Court of Party A’s address.

This agreement shall come into effect after being signed and sealed by Party A and Party B. This agreement is in duplicate, with each party holding one copy, and the copies shall enjoy the equal legal effect.

Party A: Fujian Preschool Education College Fujian Preschool Education College (sealed)	Party B: China Liberal (Beijing) Education Technology Development Co., Ltd. Special seal for contract of the China Liberal (Beijing) Education Technology Development Co., Ltd. (sealed)

Sealed by the representative:	Sealed by the representative:

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